Exhibit 4.1

AZZ incorporated
AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

ARTICLE I
THE PLAN

1.1           Name.  This Plan shall be known as the “Amended and Restated AZZ incorporated 2005 Long-Term Incentive Plan.”  Capitalized terms used herein are defined in Article XII hereof.

1.2           Purpose.  The purpose of the Plan is to promote the growth and general prosperity of the Company by permitting the Company to award to its Employees and Directors shares of Common Stock of the Company and options to purchase Common Stock in the form of Incentive Stock Options, Non-qualified Stock Options, Performance Awards, Restricted Stock, Stock Appreciation Rights and Stock Unit Awards.  The Plan is designed to help the Company and its Affiliates attract and retain superior personnel for positions of substantial responsibility, to provide Employees and Directors with an additional incentive to contribute to the long-term performance and success of the Company and to align Employees’ and Directors’ long-term financial interests with those of the Company’s stockholders.  The Company intends that Incentive Stock Options granted pursuant to Article III shall qualify as “incentive stock options” within the meaning of Section 422 of the Code.

1.3           Effective Date.  The Plan shall become effective upon the Effective Date; provided, however, that if the shareholders of the Company have not approved the Plan by the date that is twelve months after the Effective Date, the Plan and all grants made under the Plan shall be void and of no force or effect.

1.4           Eligibility to Participate.  Any Employee or Director shall be eligible to participate in the Plan.  Subject to the following provisions, the Committee may make Awards in accordance with such determinations as the Committee from time to time in its sole discretion shall make; provided, however, that Incentive Stock Options may be granted only to persons who are Employees.

1.5           Shares Subject to the Plan.  The shares of Common Stock to be issued pursuant to the Plan shall be either authorized and unissued shares of Common Stock or shares of Common Stock issued and thereafter acquired by the Company in open market transactions or otherwise.

1.6           Maximum Number of Plan Shares.  Subject to adjustment pursuant to the provisions of Section 9.2, and subject to any additional restrictions elsewhere in the Plan, the maximum aggregate number of shares of Common Stock that may be issued and sold hereunder shall not exceed 1,000,000 shares, and the maximum aggregate number of Plan Shares with respect to which Awards may be granted to any person during any calendar year shall not exceed 100,000 shares.

1.7           Shares Granted Under Plan.  Plan Shares with respect to which an Option has been exercised or Restricted Stock or Stock Unit Awards have vested and Plan Shares which have been issued in connection with Performance Awards shall not again be available for grant hereunder.  If Options or Stock Appreciation Rights terminate for any reason without being wholly exercised, if Restricted Stock or Stock Unit Awards are forfeited prior to vesting or if Plan Shares are not issued under Performance Awards, the number of Plan Shares underlying such Award shall not count towards the maximum aggregate number of Plan Shares that may be issued under the Plan as set forth in Section 1.6, and new Awards may be granted hereunder covering the number of Plan Shares to which such termination, forfeiture or lapse relates.  Notwithstanding the foregoing, to the extent required for Awards intended to constitute “qualified performance-based compensation” under Code Section 162(m) to satisfy the requirements for deductibility under Code Section 162(m), Plan Shares subject to an Option or Stock Appreciation Right that is cancelled shall not again be available under the Plan for purposes of Section 1.6 and such other purposes, if any, as are required to satisfy such requirements under Code Section 162(m).

Upon the exercise of a Stock Appreciation Right, only the number of shares of Common Stock actually issued in connection with the exercise of such Stock Appreciation Right (and not the corresponding number of shares of Common Stock related to the Stock Appreciation Right (or portion thereof) being exercised) shall be treated as issued under the Plan and, for the purpose of the limitation set forth in Section 1.6 of the Plan in regard to the number of shares of Common Stock issuable under the Plan, the remaining number of shares of Common Stock related to such exercised Stock Appreciation Right (or portion thereof) shall again be available for issuance under the Plan.  In the event that the Company distributes cash in lieu of issuing shares of Common Stock in connection with the exercise of a Stock Appreciation Right, the corresponding number of shares of Common Stock related to the Stock Appreciation Right (or portion thereof) being exercised shall again be available for issuance under the Plan.

1.8           Conditions Precedent.  The Company shall not issue any certificate for Plan Shares pursuant to the Plan prior to fulfillment of all of the following conditions:

(a)
the admission of the Plan Shares to listing on all stock exchanges on which the Common Stock is then listed, unless the Committee determines in its sole discretion that such listing is neither necessary nor advisable;

(b)
the completion of any registration or other qualification of the offer or sale of the Plan Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Committee shall in its sole discretion deem necessary or advisable; and

(c)	the obtaining of any approval or other clearance from any federal or state governmental agency that the Committee shall in its sole discretion determine to be necessary or advisable.

1.9           Reservation of Shares of Common Stock.  During the term of the Plan, the Company shall at all times reserve and keep available such number of shares of Common Stock as shall be necessary to satisfy the requirements of the Plan as to the number of Plan Shares.  In addition, the Company shall from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority that is necessary to issue Plan Shares hereunder.  The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance of any Plan Shares shall relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority shall not have been obtained.

1.10           Tax Withholding and Reporting.

(a)
Condition Precedent.  The issuance of Plan Shares pursuant to the exercise of any Option or Stock Appreciation Right or in connection with a Performance Award,  and the vesting of any Restricted Stock or Stock Unit Award, is subject to the condition that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, or local law is necessary or desirable as a condition of, or in connection with such issuance, vesting or payment, then the issuance, vesting or payment shall not be effected unless the withholding shall have been effected or obtained in a manner acceptable to the Committee.

(b)
Manner of Satisfying Withholding Obligation.  When the Committee requires an Awardee to pay to the Company an amount required to be withheld under applicable income tax laws in connection with paragraph (a) above, such payment shall be made, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by check, (iii) by delivery to the Company of shares of Common Stock already owned by the Awardee having a Fair Market Value on the Tax Date equal to the amount required to be withheld, (iv) through the withholding by the Company (“Company Withholding”) of a portion (but no more than the portion as so calculated) of the Plan Shares acquired upon the exercise of an Option or Stock Appreciation Right having a Fair Market Value on the Tax Date equal to the amount required to be withheld, or (v) in any other form of valid consideration permitted by the Committee in its discretion.

(c)
Notice of Disposition of Stock Acquired Pursuant to Incentive Stock Options.  The Company may require as a condition to the issuance of Plan Shares covered by any Incentive Stock Option that the party exercising the Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he shall report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(l) of the Code.  If and to the extent the realization of income in such a disposition imposes upon the Company federal, state, or local withholding tax requirements or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the recipient remit to the Company an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of Plan Shares covered by an Incentive Stock Option that the party exercising such Option give a satisfactory written representation promising to make such a remittance.

(d)
Tax Reporting.  The Company shall file, and shall furnish the Awardee a copy of, all federal, state, and local tax information returns that it deems to be required in connection with the grant, exercise, or vesting of any Award.

1.11           Exercise of Options.

(a)
Method of Exercise.  Each Option shall be exercisable in accordance with the terms of the Option Agreement pursuant to which the Option was granted.  No Option may be exercised for a fraction of a Plan Share.

(b)
Payment of Purchase Price.  The purchase price of any Plan Shares purchased pursuant to an Option shall be paid at the time of exercise of the Option, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by certified or cashier’s check, (iii) in shares of Common Stock held for at least six months, (iv) by delivery of a copy of irrevocable instructions from the Optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Plan Shares purchased upon exercise of the Option or to pledge them as collateral for a loan and promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price or (v) in any other form of valid consideration permitted by the Committee in its discretion. If any portion of the purchase price or a note given at the time of exercise is paid in shares of Common Stock, those shares shall be valued at their then Fair Market Value.

1.12           Acceleration in Certain Events.  The Committee may accelerate the exercisability or other vesting of any Award in whole or in part at any time.  Notwithstanding the provisions of any Award Agreement, the following provisions shall apply:

(a)
Mergers, Consolidation, Etc.  In the event that the Company, pursuant to action by the Board, at any time enters an agreement whereby the Company will merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation or other entity and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting, or acquiring corporation or other entity of outstanding Awards, or for the substitution of new Awards with substantially equivalent benefit therefor, each outstanding Award shall become fully (100 percent) vested upon approval of the merger or consolidation by the shareholders or owners of all constituent entities as required by the applicable laws of their respective domiciles. The Committee shall advise each Awardee in writing of the manner and terms under which such fully vested Awards shall be exercised, if applicable.

(b)
Change in Control.  Anything contained herein to the contrary notwithstanding, (1) an Awardee shall become fully (100 percent) vested in each of his or her Awards upon the occurrence of a Change in Control (as defined below) or a threatened Change in Control (as determined by the Committee in its sole discretion); and (2) no Award held by an Awardee at the time a Change in Control or threatened Change in Control occurs or at any time thereafter shall terminate for any reason before the end of the Award’s express term. For purposes of this section, “Change in Control” means one or more of the following events:

(i)
Any person within the meaning of Section 13(d) and 14(d) of the Exchange Act, other than the Company (including its Subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50 percent or more of the combined voting power of the Company’s then outstanding Common Stock and any other class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (collectively, “Voting Securities”) (other than through the purchase of Voting Securities from the Company); or

(ii)
Shares representing 50 percent or more of the combined voting power of the Company’s Voting Securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates); or

(iii)
As a result of, or in connection with, any reorganization, tender offer or exchange offer, merger or other business combination, sale of assets, actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person (within the meaning of Section 14d of the Exchange Act) other than the Board, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or

(iv)
Following the effective date of the Plan, the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding Voting Securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company; or

(v)
The Company transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of the Company, to another entity that is not wholly-owned by the Company.  For purposes of this subsection (v), the determination of what constitutes a transfer and what constitutes over 50 percent of the assets of the Company shall be made by the Committee, as constituted immediately prior to the events that would constitute a Change in Control if 50 percent of the Company’s assets were transferred in connection with such events, in its sole discretion.

(vi)
During any two consecutive years, individuals who, at the beginning of such period constituted the entire Board, ceased to constitute a majority of the Directors, unless the election of each was approved by at least two-thirds of the Directors still in office who were Directors at the beginning of the period.

1.13           Written Notice Required.  Any Option or Stock Appreciation Right shall be deemed to be exercised for purposes of the Plan when written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Option or Stock Appreciation Right and payment for the Plan Shares with respect to which the Option is exercised (if applicable) has been received by the Company in accordance with Section 1.11.

1.14           Compliance with Securities Laws.  Plan Shares shall not be issued with respect to any Award unless the issuance and delivery of the Plan Shares (and the exercise of an Option or Stock Appreciation Right, if applicable) shall comply with all relevant provisions of state and federal law (including without limitation (i) the Securities Act and the rules and regulations promulgated thereunder and (ii) the requirements of any stock exchange upon which the Plan Shares may then be listed) and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require an Awardee to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation.  Further, each Awardee shall consent to the imposition of a legend on the certificate representing the Plan Shares issued pursuant to an Award, restricting their transfer as required by law or this section.

1.15           Employment or Service of Awardee.  Nothing in the Plan or in any Award shall confer upon any Employee any right to continued employment by the Company or any of its Subsidiaries or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment.  Nothing in the Plan or in any Award shall confer upon any Director any right to continued service as a Director of the Company or any of its Subsidiaries or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that service.

1.16           Rights of Awardees Upon Termination of Employment or Service.  The provisions in this Section 1.16 shall be subject to the provisions of Sections 6.1 and 8.1 the provisions of any Award Agreement.  In the event an Awardee ceases to be an Employee or Director, or for any reason other than death, Retirement, Permanent Disability, or Cause or pursuant to a right of termination under an Employee’s employment agreement with the Company, (i) the Committee shall have the ability to accelerate the vesting of the Awardee’s Awards, in its sole discretion, and (ii) any Option or Stock Appreciation Right held by such Awardee shall be exercisable (to the extent exercisable on the date of termination of employment or rendition of services, or, if the vesting of such Option or Stock Appreciation Right has been accelerated, to the extent exercisable following such acceleration) at any time within three months after the date of termination of employment or rendition of services, unless by its terms the Option or Stock Appreciation Right expires earlier or unless, with respect to a Nonqualified Stock Option or Stock Appreciation Right, the Committee agrees, in its sole discretion, to extend its term further; provided, however, that the term of any such Option or Stock Appreciation Right shall not be extended beyond its initial term. In the event an Awardee ceases to serve as an Employee or Director due to death, Permanent Disability, Retirement, or Cause or pursuant to a right of termination under an Employee’s employment agreement with the Company, (i) the Committee shall have the ability to accelerate the vesting of the Awardee’s Awards, in its sole discretion, and (ii) the Awardee’s Options or Stock Appreciation Right may be exercised as follows:

(a)
Death.  Except as otherwise limited by the Committee at the time of the grant of an Option or Stock Appreciation Right, if an Awardee dies while serving as an Employee or Director or within three months after ceasing to be an Employee or Director, his Options and/or Stock Appreciation Rights shall become fully (100 percent) vested on the date of his death and shall expire twelve months thereafter, unless by their terms they expire sooner or unless, with respect to a Nonqualified Stock Option or Stock Appreciation Right, the Committee agrees, in its sole discretion, to extend its term further; provided, however, that the term of any such Nonqualified Stock Option shall not be extended beyond its initial term. During such period, the Option or Stock Appreciation Right may be fully exercised, to the extent that it remains unexercised on the date of death, by the Awardee’s personal representative or by the distributees to whom the Awardee’s rights under the Option or Stock Appreciation Right pass by will or by the laws of descent and distribution.

(b)
Retirement.  If an Awardee ceases to serve as an Employee or Director as a result of Retirement, (i) the Committee shall have the ability to accelerate the vesting of the Awardee’s Awards, in its sole discretion, and (ii) the Awardee’s Options and/or Stock Appreciation Rights shall be exercisable (to the extent exercisable on the effective date of such Retirement or, if the vesting of such Options and/or Stock Appreciation Rights has been accelerated, to the extent exercisable following such acceleration) only at any time within three months after the effective date of such Retirement, unless by their terms the Options and/or Stock Appreciation Rights expire earlier or unless, with respect to a Nonqualified Stock Option or Stock Appreciation Right, the Committee agrees, in its sole discretion, to extend its term further; provided that the term of any such Option or Stock Appreciation Right shall not be extended beyond its initial term.

(c)
Disability.  If an Awardee ceases to serve as an Employee or Director as a result of Permanent Disability, the Awardee’s Awards shall become fully (100 percent) vested and shall expire twelve months thereafter, unless by their terms they expire sooner or, unless, with respect to a Nonqualified Stock Option or Stock Appreciation Right, the Committee agrees, in its sole discretion, to extend its term; provided, however, that the term of any such Option or Stock Appreciation Right shall not be extended beyond its initial term.

(d)
Cause.  If an Awardee ceases to be employed by the Company or a Subsidiary or ceases to serve as a Director because the Awardee’s employment or service relationship with the Company or a Subsidiary is terminated for Cause, the Awardee’s Awards (other than Restricted Stock or Stock Unit Award that has already vested), and any rights related thereto, shall automatically expire on the date of such termination.  If any facts that would constitute Cause for termination or removal of an Awardee are discovered after the Awardee’s employment or service relationship with the Company has ended, any Awards then held by the Awardee (other than Restricted Stock or Stock Unit Award that has already vested) may be immediately terminated by the Committee.  Notwithstanding the foregoing, if an Awardee is an Employee employed pursuant to a written employment agreement with the Company or a Subsidiary, the Awardee’s relationship with the Company or a Subsidiary shall be deemed terminated for Cause for purposes of the Plan only if the Awardee is considered under the circumstances to have been terminated “for cause” for purposes of such written agreement or the Awardee voluntarily ceases to be an Employee in breach of his employment agreement with the Company or a Subsidiary.

(e)
Notice.  If an Awardee’s employment agreement with the Company or an Affiliate is terminated by either the Company, an Affiliate, or the Awardee by providing a required or permitted notice of termination thereunder, the Awards that are exercisable as of the date of termination shall remain exercisable for a period of twelve months (three months if Incentive Stock Options) after the date of termination and shall expire at the end of such twelve-month period (three-month period if Incentive Stock Options).

1.17           Transferability of Awards.  Except as may be agreed upon by the Committee in accordance with this section, Awards (other than Restricted Stock or Stock Unit Award that has fully vested) shall not be transferable other than by will or the laws of descent and distribution or, with respect to Nonqualified Stock Options or Stock Appreciation Rights, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder.  Incentive Stock Options may be exercised during the lifetime of an Optionee only by that Optionee or by his legally authorized representative.  The designation by an Awardee of a beneficiary shall not constitute a transfer of the Award.  The Committee may, in its discretion, provide in an Award Agreement that Nonqualified Stock Options or Stock Appreciation Rights may be transferred to members of the Awardee’s immediate family, trusts for the benefit of the Awardee and/or such immediate family members, and partnerships in which the Awardee and/or such immediate family members are the only partners, provided that there is no consideration for the transfer.

1.18           Information to Awardees.  The Company shall furnish to each Awardee a copy of the annual report, proxy statements and all other reports sent to the Company’s shareholders, unless the Awardee otherwise receives the same as a shareholder of the Company.  Upon written request, the Company shall furnish to each Awardee a copy of its most recent Annual Report or Form 10-K and each quarterly report to shareholders issued since the end of the Company’s most recent fiscal year.

ARTICLE II
ADMINISTRATION

2.1           Committee.  The Plan shall be administered by the Compensation Committee of the Board of Directors consisting of not fewer than two members of the Board.  The Committee shall be appointed by the Board.  Each member of the Committee shall satisfy the independence requirements of the New York Stock Exchange and shall meet the definition of “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and “outside director” within the meaning of Section 162(m) of the Code and the regulations issued pursuant thereto.  Subject to the provisions of the Plan, the Committee shall have the sole discretion and authority to determine from time to time the persons to whom Awards shall be granted and the number of Plan Shares subject to each Award, to interpret the Plan, to prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Award Agreement, to modify or amend any Award Agreement or waive any conditions or restrictions applicable to any Award (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final and binding upon all persons having an interest in the Plan.

2.2           Awards under the Plan.  Awards under the Plan may be granted as Options, Stock Appreciation Rights, Restricted Stock, Stock Unit Awards or Performance Awards, as described herein.  Awards may be granted separately, in combination or in tandem as determined by the Committee in its sole discretion.

2.3           Action by the Committee.  Action by the Committee shall be taken in accordance with the Committee’s Charter as currently in effect, and as may be amended from time to time.

2.4           Company Assistance.  The Company shall supply full and timely information to the Committee on all matters relating to Employees and Directors, their employment, death, Retirement, Permanent Disability, or other termination of employment or service, and such other pertinent facts as the Committee may require.  The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

2.5           Exculpation of Committee.  No member of the Committee shall be personally liable for, and the Company shall indemnify all members of the Committee and hold them harmless against, any claims resulting directly or indirectly from any action or inaction by the Committee pursuant to the Plan, including without limitation any determination by the Committee regarding whether a Change in Control (within the meaning of Section 1.12) is threatened and any failure by the Committee to consider such a determination.

ARTICLE III
INCENTIVE STOCK OPTIONS

3.1           Terms and Conditions.  The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.  However, in the absence of a determination by the Committee to the contrary, the right to exercise Options granted under this Article shall vest 20% on the date of the Award and 20% on each of the first four anniversaries of that date.

3.2           Duration of Options.  Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall any Option granted under this Article expire earlier than one year or later than ten years after the date on which the Option is granted; and in no event shall any Option granted under this Article to an individual who, at the time the Option is granted, owns shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or affiliate thereof within the meaning of Section 422 of the Code expire later than five years after the date on which the Option is granted. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

3.3           Purchase Price.  The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option; provided, however, in the event of the grant of any Option to an individual who, at the time the Option is granted, owns shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or affiliate thereof within the meaning of Section 422 of the Code, the purchase price for the Plan Shares subject to that Option must be at least 110 percent of the Fair Market Value of those Plan Shares at the time the Option is granted.

3.4           Maximum Amount of Options First Exercisable in Any Calendar Year.  The aggregate Fair Market Value of Plan Shares (determined at the time the Option is granted) with respect to which Options issued under this Article are exercisable for the first time by any Employee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries and affiliates shall not exceed $100,000.  Any portion of an Option granted under the Plan in excess of the foregoing limit shall be considered granted pursuant to Article IV.

3.5           Individual Option Agreements.  Each Employee receiving Options pursuant to this Article shall be required to enter into a written Option Agreement with the Company, the terms of which may differ from Option Agreements entered into by other Optionees.  In such Option Agreement, the Employee shall agree to be bound by the terms and conditions of the Plan, the Options granted pursuant thereto, and such other matters as the Committee deems appropriate.

3.6           Persons Eligible.  Each Employee of the Company or any of its Subsidiaries shall be eligible to receive a grant of Incentive Stock Options.

ARTICLE IV
NONQUALIFIED STOCK OPTIONS

4.1           Option Terms and Conditions.  The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine as long as all Options granted under this Article satisfy the requirements of this Article.  However, in the absence of a determination by the Committee to the contrary, the right to exercise Options granted under this Article shall vest 20% on the date of the Award and 20% on each of the first four anniversaries of that date.

4.2           Duration of Options.  Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall any Option granted under this Article expire later than ten years after the date on which the Option is granted.  In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

4.3           Purchase Price.  The purchase price for the Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option.

4.4           Individual Option Agreements.  Each Optionee receiving Options pursuant to this Article shall be required to enter a written Option Agreement with the Company, the terms of which may differ from Option Agreements entered into by other Optionees.  In such Option Agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted pursuant thereto, and such other matters as the Committee deems appropriate.

4.5           Persons Eligible.  Each Employee and Director of the Company or any of its Affiliates shall be eligible to receive a grant of Nonqualified Stock Options.

ARTICLE V
STOCK APPRECIATION RIGHTS

5.1           Terms and Conditions.  The terms and conditions of Stock Appreciation Rights granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Stock Appreciation Rights granted under this Article satisfy the requirements of this Article.  Notwithstanding anything herein or in any Award Agreement to the contrary, no participant in the Plan who is subject to United States federal income tax shall be awarded a Stock Appreciation Right unless the Committee determines that such Stock Appreciation Right does not provide for the deferral of compensation within the meaning of Section 409A of the Code.

5.2           Duration of Stock Appreciation Rights.  Each Stock Appreciation Right granted pursuant to this Article and all rights related thereto shall expire on the date determined by the Committee, but in no event shall any Stock Appreciation Right granted under this Article expire later than ten years after the date on which the Stock Appreciation Right is granted.  In addition, each Stock Appreciation Right shall be subject to early termination as provided elsewhere in the Plan.

5.3           Payment Upon Exercise.  A Stock Appreciation Right represents the right to receive payment in cash, Common Stock or a combination of cash and Common Stock in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock at the time the Stock Appreciation Right is exercised over the exercise price of such Stock Appreciation Right which shall be no less than 100% of the Fair Market Value of the same number of shares at the time the Stock Appreciation Right was granted.  Solely for purposes of this Section 5.3, Fair Market Value may be based on the average reported sales prices for Common Stock over a period determined by the Committee or the reported sales price on the specified date, as determined by the Committee.

  5.4          Individual Stock Appreciation Rights Agreements.  Each Awardee receiving Stock Appreciation Rights pursuant to this Article shall be required to enter a written Stock Appreciation Rights Agreement with the Company, the terms of which may differ from Stock Appreciation Rights Agreements entered into by other Awardees.  In such Stock Appreciation Rights Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the Stock Appreciation Rights granted pursuant thereto, and such other matters as the Committee deems appropriate.

5.5           Persons Eligible.  Each Employee and Director of the Company or any of its Affiliates shall be eligible to receive a grant of Stock Appreciation Rights.

ARTICLE VI
RESTRICTED STOCK

6.1           Terms and Conditions.  Each grant of Restricted Stock shall confer upon the Awardee thereof the right to receive a specified number of Plan Shares in accordance with the terms and conditions of a Restricted Stock Agreement as set forth in Section 6.2.  The general terms and conditions of the Restricted Stock grants shall be as follows:

(a)
Restrictions.  Any Plan Shares awarded under this Article shall be restricted for a period of time to be determined by the Committee at the time of the award, which period shall be not less than 3 years and not more than 10 years.  The restrictions shall prohibit the sale, assignment, transfer, pledge, or other encumbrance of the Plan Shares and will provide for possible reversion thereof to the Company in accordance with paragraph (b) during the period of restriction.

(b)
Forfeiture Upon Termination of Employment.  All Restricted Stock awarded under this Article shall be forfeited and returned to the Company in the event the Awardee ceases to be an Employee or Director of the Company or one of its subsidiaries or affiliates prior to the expiration of the period of restriction, unless the Awardee’s termination of employment or service is due to his death, Permanent Disability, or Retirement, or termination without Cause, or constructive termination after a Change in Control.  Whether or not an Awardee’s Retirement or Permanent Disability has occurred will be determined by the Committee in its sole discretion.

(c)
Lapse of Restrictions Upon Death or Disability.  In the event of an Awardee’ s death or Permanent Disability, or termination without cause, or constructive termination after a Change in Control, the restrictions under paragraph (a) will lapse with respect to all Restricted Stock awarded to the Awardee under this Article prior to any such event, and the Plan Shares involved shall cease to be Restricted Stock within the meaning of this Article and shall no longer be subject to forfeiture to the Company pursuant to paragraph (b).

(d)
Effect of Retirement.  In the event of an Awardee’s Retirement, the restrictions under paragraph (a) shall continue to apply as though the Awardee were still an Employee or Director unless the Committee shortens the restriction period.

(e)
Certificates.  Plan Share certificates issued with respect to awards of Restricted Stock shall be registered in the name of the Awardee but shall be delivered by him to the Company together with a stock power endorsed in blank.  Each such certificate shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE AZZ incorporated 2005 LONG-TERM INCENTIVE PLAN AND THE RESTRICTED STOCK AGREEMENT BETWEEN THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND AZZ incorporated, ENTERED PURSUANT TO SUCH PLAN.”

(f)
Lapse of Restriction Period.  Upon the lapse of a restriction period as determined pursuant to paragraph (a), the Company will return the stock certificates representing the Plan Shares with respect to which the restriction has lapsed to the Awardee or his legal representative and pursuant to the instruction of the Awardee or his legally authorized representative will issue a certificate for such Plan Shares which does not bear the legend set forth in paragraph (e).

(g)
Restrictions on Corresponding Securities and Assets.  Any other securities or assets (other than ordinary cash dividends) that are received by an Awardee with respect to Restricted Stock awarded to him, which is still subject to restrictions provided for in paragraph (a), will be subject to the same restrictions and shall be delivered by the Awardee to the Company as provided in paragraph (e).

(h)
Rights in Restricted Stock.  From the time of grant of the Restricted Stock, the Awardee shall be entitled to exercise all voting rights attributable to the Restricted Stock, subject to forfeiture of such voting rights and the Restricted Stock as provided in paragraph (b).

6.2           Individual Restricted Stock Agreements.  Each Awardee of Restricted Stock shall be required to enter a written Restricted Stock Agreement with the Company, the terms of which may differ from Restricted Stock Agreements entered into by other Awardees, as a precondition to receiving the award.  In such Restricted Stock Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the awards made pursuant hereto, and such other matters as the Committee deems appropriate.

6.3           Persons Eligible.  Each Employee and Director of the Company or any of its Affiliates shall be eligible to receive a grant of Restricted Stock.

ARTICLE VII
STOCK UNIT AWARDS

7.1           Terms and Conditions.  The terms and conditions of Stock Unit Awards granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Stock Unit Awards granted under this Article satisfy the requirements of this Article.  However, in the absence of a determination by the Committee to the contrary, the right to exercise Stock Unit Awards granted under this Article shall vest 20% on the date of the Award and 20% on each of the first four anniversaries of that date.

7.2           Settlement of Stock Unit Awards.  A Stock Unit Award is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee.  Notwithstanding anything herein or in any Award Agreement to the contrary, no participant in the Plan who is subject to United States federal income tax shall be awarded a Stock Unit Award unless the Committee determines that such Stock Unit Award does not provide for the deferral of compensation within the meaning of Section 409A of the Code.

    7.3           Individual Stock Unit Award Agreements.  Each Awardee receiving a Stock Unit Award pursuant to this Article shall be required to enter a written Stock Unit Award Agreement with the Company, the terms of which may differ from Stock Unit Award Agreements entered into by other Awardees.  In such Stock Unit Award Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the Stock Unit Award granted pursuant thereto, and such other matters as the Committee deems appropriate.

7.4           Persons Eligible.  Each Employee and Director of the Company or any of its Affiliates shall be eligible to receive a grant of Stock Unit Awards.

ARTICLE VIII
PERFORMANCE AWARDS

   8.1          Terms and Conditions.  The terms and conditions of Performance Awards granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Performance Awards granted under this Article satisfy the requirements of this Article.  A Performance Award may consist of either or both, as the Committee may determine, (i)

"Performance Shares" or the right to receive shares of Common Stock, Restricted Stock or cash of an equivalent value, or any combination thereof as the Committee may determine, or (ii) "Performance Units," or the right to receive a fixed dollar amount payable in cash, shares of Common Stock, Restricted Stock or any combination thereof, as the Committee may determine.  The Committee may grant Performance Awards to any Awardee for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified at the time of the grant.  The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the performance criteria to be achieved during a performance period, the criteria used to determine vesting (including the acceleration thereof), whether Performance Awards are forfeited or vest upon termination of employment or service during a performance period and the maximum or minimum settlement values; provided, however, that Performance Awards may not fully vest in less than one year in the case of performance vesting or three years in the case of time vesting.  Each Performance Award shall have its own terms and conditions, which shall be determined at the discretion of the Committee.  If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company's business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.  Performance Awards may be valued by reference to the Fair Market Value of a share of common stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of specific financial, production, sales, cost or earnings performance objectives that the Committee believes to be relevant to the Company's business and for remaining in the employ or active service of the Company for a specified period of time, or the Company's performance or the performance of its shares of Common Stock measured against the performance of the market, the Company's industry segment or its direct competitors.  Notwithstanding anything herein or in any Award Agreement to the contrary, no participant in the Plan who is subject to United States federal income tax shall be awarded a Performance Award unless the Committee determines that such Performance Award does not provide for the deferral of compensation within the meaning of Section 409A of the Code.

   8.2            Settlement of Performance Awards.  Performance Awards may be paid in cash, shares of Common Stock (including Restricted Stock) or other consideration, or any combination thereof.  If payable in shares of Common Stock, the consideration for the issuance of the shares of Common Stock may be the achievement of the performance objective established at the time of the grant of the Performance Award.  Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective, all at the Committee's discretion.  The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

   8.3            Individual Performance Award Agreements.  Each Awardee of a Performance Award pursuant to this Article shall be required to enter a written Performance Award Agreement with the Company, the terms of which may differ from Performance Award Agreements entered into by other Awardees.  In such Performance Award Agreement, the Awardee shall agree to be bound by the terms and conditions of the Plan, the Performance Award granted pursuant thereto, and such other matters as the Committee deems appropriate.

8.4           Persons Eligible.  Each Employee and Director of the Company or any of its Affiliates shall be eligible to receive a Performance Award.

ARTICLE IX
TERMINATION, AMENDMENT AND ADJUSTMENT

9.1           Termination and Amendment.  The Plan shall terminate on the date that is one day prior to the tenth anniversary of the Effective Date.  No Award shall be granted under the Plan after that date of termination.  Subject to the limitations contained in this Section, the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Award Agreements to be used in connection herewith; provided that no amendment or revision may be made without the approval of the shareholders of the Company if such approval is required under the Code, Rule 16b-3, or any other applicable law or rule or if such amendment increases the number of shares available for Awards under the Plan.  No amendment, suspension, or termination of the Plan shall, without the consent of the individual who has received an Award hereunder, alter or impair any of that individual’s rights or obligations under any Award granted prior to that amendment, suspension, or termination. Notwithstanding any provision in this plan to the contrary, no option or stock appreciation right may be amended to reduce the price per share of the shares subject to such option or the exercise price of such stock appreciation right, as applicable, below the option price or exercise price as of the date the option or stock appreciation right is granted.  In addition, no option or stock appreciation rights maybe granted in exchange for, or in connection with, the cancellation or surrender of an option, stock appreciation right or other award having a higher option or exercise price.

9.2           Adjustments.  If the outstanding Common Stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split, or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of Plan Shares as to which Awards may be granted under the Plan.  A corresponding adjustment changing the number or kind of shares allocated to outstanding Awards, or portions thereof granted prior to any such change also shall be made.  Any such adjustment in outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share covered by the Options.  The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

ARTICLE X
MISCELLANEOUS

10.1           Other Compensation Plans.  The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Affiliate of the Company, nor shall the Plan preclude the Company or any Affiliate thereof from establishing any other forms of incentive or other compensation plans.

10.2           Plan Binding on Successors.  The Plan shall be binding upon the successors and assigns of the Company and any Subsidiary or affiliate of the Company that adopts the Plan.

10.3           Number and Gender.  Whenever used herein, nouns in the singular shall include the plural where appropriate, and the masculine pronoun shall include the feminine gender.

10.4           Headings.  Headings of articles and sections hereof are inserted for convenience of reference and constitute no part of the Plan.

10.5           Governing Law.  The Plan shall be construed and governed in accordance with the laws of the State of Texas.

ARTICLE XI
CODE SECTION 162(M) LIMITATIONS

   11.1  Applicability.  The provisions of this Article XI apply, to the extent specified in the applicable Award Agreement, to Awards granted to “covered individuals” within the meaning of Code Section 162(m) and to individuals who the Committee determines may be “covered individuals” at the time of payment of an Award.  In the event of any inconsistencies between this Article XI and the other Plan provisions, the provisions of this Article XI shall control.

   11.2  Establishment of Performance Goals.  Awards, other than Options and Stock Appreciation Rights, shall be based on the attainment of certain performance goals.  No later than the earlier of (i) ninety (90) days after the commencement of the applicable fiscal year or such other award period as may be established by the Committee ("Award Period") and (ii) the completion of twenty-five percent (25%) of such Award Period, the Committee shall establish, in writing, the performance goals applicable to each such Award.  At the time the performance goals are established by the Committee, their outcome must be substantially uncertain.  In addition, the performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Awardee if the goal is obtained.  Such formula or standard shall be sufficiently objective so that a third party with knowledge of the relevant performance results could calculate the amount to be paid to the subject Awardee.  The material terms of the performance goals for Awardees and the compensation payable thereunder shall be submitted to the Shareholders for their review and approval if and to the extent required for such compensation to be deductible pursuant to Section 162(m) (or any successor thereto) of the Code, and the Treasury Regulations thereunder.  Shareholder approval, if necessary, shall be obtained for such performance goals prior to any Award being paid to such Awardee.  If Shareholder approval is required and the Shareholders do not approve such performance goals, no amount shall be paid to such Awardee for such applicable Award Period under the Plan.  The disclosure of the "material terms" of a performance goal and the compensation payable thereunder shall be determined under the guidelines set forth under Section 162(m) of the Code, and the Treasury Regulations thereunder.

  11.3  Components of Awards.  Each Award to an Awardee, other than Options and Stock Appreciation Rights, shall be based on performance goals that are sufficiently objective so that a third party having knowledge of the relevant facts could determine whether the goal was met.  Except as provided in Section 11.8 hereof, performance measures that may serve as determinants of Awards shall be limited to the following measures: earnings per share; return on assets; return on equity; return on capital; net profit after taxes; net profit before taxes; economic value added; operating profits; stock price; market share; and sales or expenses.  Within ninety (90) days following the end of each Award Period, the Committee shall certify in writing that the performance goals, and any other material terms were satisfied.  Thereafter, Awards shall be made for each Awardee as determined by the Committee.  The Awards may not vary from the pre-established amount based on the level of achievement.

   11.4  No Mid-Year Change in Awards.  Except as provided in Sections 11.8 and 11.9 hereof, each Award, other than Options and Stock Appreciation Rights, shall be based exclusively on the performance measures established by the Committee pursuant to Sections 11.2 and 11.3.

   11.5  No Partial Award Period Participation.  An Awardee who becomes eligible to participate in the Plan after performance goals have been established in an Award Period pursuant to Sections 11.2 and 11.3 may not participate in the Plan prior to the next succeeding Award Period, except with respect to Awards that are Options or Stock Appreciation Rights.

   11.6  Performance Goals.  Except as provided in Section 11.8 hereof, performance goals shall not be changed following their establishment, and Awardees shall not receive any payout, except with respect to Awards that are Options or Stock Appreciation Rights, when the minimum performance goals are not met or exceeded.

   11.7  Individual Performance and Discretionary Adjustments.  Except as provided in Section 11.8 hereof, subjective evaluations of individual performance of the Awardees shall not be reflected in their Awards, other than Awards that are Options or Stock Appreciation Rights.  The payment of such Awards shall be entirely dependent upon the attainment of the pre-established performance goals.

   11.8  Amendments.  No amendment of the Plan with respect to any Awardee may be made that would (i) increase the maximum amount that can be paid to any one Optionee under the Plan, (ii) change the specified performance goal for payment of Awards, or (iii) modify the requirements as to eligibility for participation in the Plan, unless the Shareholders have first approved such amendment in a manner that would permit the deduction under Section 162(m) of the Code of such payment in the fiscal year it is paid.  The Committee may amend this Article XI and such other provisions as it deems appropriate, to cause amounts payable to Awardees to satisfy the requirements of Section 162(m) and the Treasury Regulations promulgated thereunder.

   11.9  Stock Options and Stock Appreciation Rights; Maximum Amount of Compensation.  Notwithstanding any provision of this Plan (including the provisions of this Article XI) to the contrary, the amount of compensation that an Awardee may receive with respect to Options and Stock Appreciation Rights that are granted hereunder shall be based solely on an increase in the value of the applicable shares of Common Stock after the date of grant of such Award.  Thus, no Option may be granted hereunder to an Awardee with an exercise price less than the Fair Market Value of the subject shares of Common Stock on the date of grant.  The maximum amount of compensation payable as an Award (other than an Award that is an Option or Stock Appreciation Right) to any Awardee during any calendar year may not exceed $1,000,000.  Section 1.6 sets forth the maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted to any Awardee during any calendar year.

ARTICLE XII
DEFINITIONS

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

12.1           The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such Person, including each Subsidiary, as defined below.

12.2           “Award” means the grant of an Option or Restricted Stock, Stock Appreciation Right, Stock Unit Award or Performance Award.

12.3           “Award Agreement” means an Option Agreement, Restricted Stock Agreement, Stock Appreciation Rights Agreement, Stock Unit Award Agreement or Performance Award Agreement.

12.4           “Award Period” has the meaning set forth in Section 11.2.

12.5           “Awardee” means the recipient of an Award.

12.6           “Board” means the Board of Directors of the Company.

12.7           “Cause” means conviction of a crime involving moral turpitude or a crime providing for a term of imprisonment in a federal or state penitentiary; commission of any willful malfeasance or gross negligence in the discharge of duties to the Company or any of its Affiliates having a material adverse effect on the Company or any of its affiliates, their business or reputations; or, failure to correct within five days after written notice, any specific failure in performance of the duties of the Person’s position with the Company.

12.8           “Change in Control” has the meaning set forth in Section 1.12(b).

12.9           “Code” means the Internal Revenue Code of 1986, as amended.

12.10         “Committee” means the committee appointed in accordance with Section 2.1.

12.11           “Common Stock” means the Common Stock, par value $1.00 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

12.12           “Company” means AZZ incorporated, a Texas corporation, or any successor resulting from a corporate reorganization of the Company.

12.13           “Director” means a member of the Board.

12.14           “Effective Date” means the date on which the Board approves the Plan.

12.15           “Employee,” as used with regard to any provision of the Plan relating to Incentive Stock Options, means an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) of the Company or of any Affiliate of the Company that adopts the Plan, including Officers.

12.16           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

12.17           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

12.18           “Fair Market Value” means such value as determined by the Committee on the basis of such factors as it deems appropriate; provided that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the Nasdaq National Market System, such value as shall be determined by the Committee on the basis of the reported sales prices for the Common Stock on the date or dates for which such determination is relevant, as reported on the national securities exchange or the Nasdaq National Market System, as the case may be.  If the Common Stock is not listed and traded upon a recognized securities exchange or on the Nasdaq National Market System, the Committee shall make a determination of Fair Market Value on a reasonable basis which may include the mean between the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

12.19           “Incentive Stock Option” means an Option granted pursuant to Article III.

12.20           “Nonqualified Stock Option” means an Option granted pursuant to Article IV.

12.21           “Officer” means an officer of the Company or any Subsidiary or Affiliate.

12.22           “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

12.23           “Optionee” means an Awardee to whom an Option has been granted hereunder.

12.24           “Option Agreement” means an agreement between the Company and an Optionee with respect to one or more Options.

12.25           “Performance Award” means an Award issued pursuant to Article VIII, either in the form of “Performance Shares” or “Performance Units” as those terms are defined in Section 8.1.

12.26           “Performance Award Agreement” means an agreement between the Company and an Awardee with respect to a Performance Award.

12.27           “Permanent Disability” has the meaning provided for that term in Section 22(e)(3) of the Code.

12.28           “Person” means any individual, corporation, partnership, joint venture, trust, or unincorporated organization.

12.29           “Plan” means the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan, as set forth herein and as amended from time to time.

12.30           “Plan Shares” means shares of Common Stock issuable pursuant to the Plan.

12.31           “Restricted Stock” means stock issued pursuant to Article V.

12.32           “Restricted Stock Agreement” means an agreement between the Company and an Awardee with respect to Restricted Stock.

12.33           “Retirement” occurs when an Awardee terminates his employment or service relationship with the Company or a Subsidiary on or after the date he (a) turns 65 years old or (b) turns 55 years old and has completed ten years of service with the Company or a Subsidiary or Affiliate as otherwise determined by the Board.

12.34           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor rule.

12.35           “Securities Act” means the Securities Act of 1933, as amended.

12.36           “Shareholders” means the holders of Common Stock and/or, to the extent the context requires, other equity securities of the Company.

12.37           “Stock Appreciation Right” means a right granted pursuant to Article V.

12.38           “Stock Appreciation Rights Agreement” means an agreement between the Company and an Awardee with respect to Stock Appreciation Rights.

12.39           “Stock Unit Award” means an award granted pursuant to Article VII.

12.40           “Stock Unit Award Agreement” means an Agreement between the Company and an Awardee with respect to a Stock Unit Award.

12.41           “Subsidiary” means (i) any “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, (ii) any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “affiliated group” as defined in Section 1504(a) of the Code, of which the Company is the common parent, and (iii) any other entity as may be permitted from time to time by the Code or by the Internal Revenue Service to be an employer of Employees to which Incentive Stock Options may be granted.

12.42           “Tax Date” means the date on which the amount of tax to be withheld is determined.

12.43           “Transaction” has the meaning set forth in Section 1.12(b)(iii).

12.44           “Treasury Regulations” means those regulations promulgated under and interpreting the Code.

12.45           The term “Voting Securities” has the meaning set forth in Section 1.12(b)(i).